Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Second Quarter 2014 Results

– Consolidated Adjusted EBITDA Increase of 15.1 Percent to $81.6 Million –

– Second Quarter Net Income Increase of 70.9 Percent to $28.0 Million –

– Second Quarter Adjusted FFO Increase of 14.2 Percent to $58.8 Million –

– Second Quarter Gross Advanced Group Bookings of 640,000 Room Nights for All Future Years –

NASHVILLE, Tenn. (Aug. 5, 2014) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today announced its financial results for the second quarter ended June 30, 2014.

Colin Reed, chairman, chief executive officer and president of Ryman Hospitality Properties said, “Our Company performed very well in the second quarter of 2014 and drove record performances in profitability and future advanced group bookings. These performances signal that the transition-related issues our business endured in 2013 are now predominantly behind us. The Company produced consolidated Adjusted EBITDA of $81.6 million in the second quarter, which we attribute to Total RevPAR growth of 4.6 percent over the prior-year quarter and continued synergy-related margin improvement. Our hospitality business delivered these results despite the shift of the Easter holiday this year and 15,700 room nights out of service at Gaylord Texan due to the ongoing rooms renovation. We estimate that the combined effect of these two events reduced both RevPAR and Total RevPAR growth by approximately 200 basis points, respectively, for the quarter.

“In addition to record-breaking profitability, we reported record second quarter gross advanced group bookings for all future years of approximately 640,000 room nights and net advanced group bookings for all future years of approximately 476,000 room nights, which bodes well for our hotel business going forward.”

Second Quarter Results (As Compared to Second Quarter 2013)

•	Total Revenue increased 5.2 percent to $257.9 million.

•	Hospitality Revenue increased 4.5 percent to $232.9 million.

•	Net Income in second quarter 2014 was $28.0 million compared to $16.4 million in second quarter 2013. Second quarter 2014 Net Income includes $6.6 million of losses related to repurchases of convertible notes and warrants. Second quarter 2013 Net Income included $5.4 million of costs related to the REIT conversion.

•	Adjusted EBITDA on a consolidated basis increased 15.1 percent to $81.6 million.

•	Hospitality Adjusted EBITDA increased 12.6 percent to $76.6 million.

•	Adjusted Funds from Operations, or Adjusted FFO, increased 20.6 percent to $58.8 million compared to $48.8 million in second quarter 2013. Excluding $2.7 million in second quarter 2013 tax-effected REIT conversion costs, Adjusted FFO increased 14.2 percent.

•	Hospitality Revenue Per Available Room, or RevPAR, increased 3.4 percent to $134.85. Excluding the combined impact of the Easter holiday shift and the 15,700 room nights out of service at Gaylord Texan due to the ongoing rooms renovation, we estimate that RevPAR would have increased by more than 5.0 percent.

•	Hospitality Total RevPAR increased 4.6 percent to $316.09. Excluding the combined impact of the Easter holiday shift and the 15,700 room nights out of service at Gaylord Texan due to the ongoing rooms renovation, we estimate that Total RevPAR would have increased by more than 6.5 percent.

•	Transient room nights decreased 6.2 percent to approximately 125,700 room nights, while transient Average Daily Rate, or ADR, increased 8.2 percent. An increase in group occupancy more than offset the decline in transient occupancy in our overall results.

•	Cancellations in-the-year, for-the-year decreased 57.2 percent to approximately 9,200 group rooms.

•	Attrition for groups that traveled in second quarter 2014 was 11.1 percent of contracted room block (compared to 12.9 percent), and attrition and cancellation fees collected during second quarter 2014 were $2.8 million (compared to $1.3 million).

•	Gross advanced group bookings for all future periods increased 84.5 percent to approximately 640,000 room nights; net advanced group bookings for all future periods increased 150.4 percent to approximately 476,000 room nights.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Supplemental Financial Results,” and “Reconciliation of Forward-Looking Statements” below.

Hospitality

Property-level results and operating metrics for second quarter 2014 and 2013 are presented in greater detail below and under “Supplemental Financial Results.”

•	Gaylord Opryland RevPAR increased 13.6 percent to $127.34 compared to second quarter 2013. Total RevPAR increased 9.3 percent to $273.42 compared to second quarter 2013. Occupancy increased 5.8 percentage points to 76.4 percent as a result of an increase in association room nights when compared to second quarter 2013. In addition, ADR increased 5.0 percent with transient ADR improving 15.2 percent year over year. Adjusted EBITDA improved 29.9 percent to $24.9 million in second quarter 2014 compared to second quarter 2013. Revenue growth along with cost management improvements, especially in food and beverage, drove a 5.5 percentage point improvement in Adjusted EBITDA margin to 34.7 percent compared to 29.2 percent in second quarter 2013.

•	Gaylord Palms RevPAR decreased 5.2 percent to $122.41 compared to second quarter 2013. Total RevPAR decreased 4.5 percent to $316.44 compared to second quarter 2013, driven by a decline in occupancy of 6.0 percentage points year over year, to 72.3 percent. The decline in occupancy was partially due to the shift of the Easter holiday into April this year as well as softness in weekend transient demand. Adjusted EBITDA decreased 10.3 percent to $10.6 million in second quarter 2014 compared to second quarter 2013, attributed to a lower mix of premium corporate business. Adjusted EBITDA margin decreased to 26.3 percent from 28.0 percent in second quarter 2013.

•	Gaylord Texan RevPAR decreased 7.7 percent to $120.03 in second quarter 2014 compared to second quarter 2013. Total RevPAR decreased 0.8 percent to $316.99 compared to second quarter 2013. There were approximately 15,700 room nights out of service during second quarter 2014 due to an ongoing rooms renovation project, which materially impacted group and transient occupancy. The rooms renovation program is expected to be completed by August 2014. ADR increased 4.0 percent to $184.35 compared to second quarter 2013. Despite the decline in occupancy, outside-the-room spending increased by 3.8 percent compared to second quarter 2013, driven by increases in banquet revenue. Adjusted EBITDA increased 18.7 percent to $13.7 million compared to second quarter 2013. Adjusted EBITDA margin improved to 31.5 percent from 26.3 percent in second quarter 2013.

•	Gaylord National RevPAR increased 4.6 percent to $172.91 in second quarter 2014 compared to second quarter 2013. The increase in RevPAR was driven by a 3.6 percentage point increase in occupancy to 79.5 percent resulting from an increase in corporate room nights. Total RevPAR increased 9.0 percent to $406.47 compared to second quarter 2013. Total revenue for the property increased 9.0 percent to $73.8 million compared to second quarter 2013. The increase in corporate room nights led to higher outside-the-room spending, specifically in banquets and outlets. Adjusted EBITDA improved 7.1 percent to $26.2 million in second quarter 2014 compared to second quarter 2013. Despite increased expenses in utilities and property taxes, Adjusted EBITDA margin for second quarter 2014 was 35.5 percent, which is relatively flat compared to second quarter 2013.

Reed continued, “We are pleased with the performance of our hospitality business in the second quarter of 2014. The cost synergies originally envisioned as part of the REIT transition are now consistently materializing in our margins. While we have made considerable progress, we believe there is still opportunity for additional margin improvement in our hotels and we will continue to work with Marriott to harvest these savings.

“We are encouraged by Gaylord National’s second quarter performance, particularly given the challenges that have impacted the entire Washington, D.C. market. The National Harbor development as a whole has become a premier destination in that region and the introduction of gaming to National Harbor will only strengthen its appeal, which we believe will provide a significant boost for Gaylord National in the coming years.”

Opry and Attractions

Revenue for the Opry and Attractions segment rose 11.8 percent to $25.0 million in second quarter 2014 from $22.4 million in second quarter 2013. Adjusted EBITDA increased 23.4 percent to $9.7 million in second quarter 2014 from $7.9 million in second quarter 2013.

Reed continued, “The growth we have seen in our Opry and Attractions business over the past few quarters has been tremendous, and this record second quarter profitability further confirms our belief that the country music genre, with Nashville as its epicenter, is still in the early stages of a meteoric rise to mainstream popularity around the world. We will continue to invest in this segment so that our Company is well positioned to capitalize on and create additional demand for our one-of-a-kind assets.”

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $4.7 million in second quarter 2014 compared to a loss of $5.0 million in second quarter 2013.

Development Update

In June, the Company agreed to sell to an affiliate of The Peterson Companies (the developer of National Harbor, where the Gaylord National hotel is located) all of the Company’s rights pursuant to a letter of intent between the Company and The Peterson Companies, which entitles the Company to a portion of The Peterson Companies’ economic interest in the income from the land underlying the new MGM casino project at National Harbor. The Company will receive $26.1 million over three years in exchange for the sale of its contractual rights. The sale is expected to close in December 2014.

Also in June, the Company agreed to purchase from an affiliate of The Peterson Companies a 190-room hotel currently being operated as the Aloft Hotel at National Harbor for a purchase price of $21.8 million. The transaction is scheduled to close in December 2014 and requires that the property be transferred to the Company unencumbered by any existing hotel franchise or management agreements. The Company expects to re-brand the hotel and to contract with Marriott to operate the property in conjunction with Gaylord National. Simultaneously with the purchase of this hotel, the Company also agreed to acquire from an affiliate of The Peterson Companies a vacant one-half-acre parcel of land located in close proximity to Gaylord National suitable for development of a hotel or other permitted uses. The purchase of the land is expected to close in December 2014.

Dividend Update

The Company paid its second quarter 2014 cash dividend of $0.55 per share of common stock on July 15, 2014 to stockholders of record on June 27, 2014. It is the Company’s current plan to distribute total annual dividends of approximately $2.20 per share for 2014 in cash in equal quarterly payments, with remaining quarterly payments in October 2014 and January 2015, subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Convertible Notes and Warrants Update

In April 2014, the Company repurchased in private transactions approximately $56.3 million in aggregate principal amount of its 3.75% convertible senior notes due in 2014, which were subsequently canceled, for aggregate consideration of $120.2 million, which was funded by cash on hand and borrowings under the Company’s revolving credit facility. In addition, during the second quarter, the Company settled approximately $15.3 million in aggregate principal amount of the convertible notes that were converted by holders for aggregate consideration of $33.4 million. As a result, the Company recorded a loss on extinguishment of debt of $2.1 million in second quarter 2014. In connection with the repurchase of notes, the Company proportionately adjusted the number of options underlying the bond hedge transaction related to the convertible notes. In addition, the number of warrants outstanding were reduced to approximately 11.8 million. In consideration for these adjustments, the counterparties to the call spread transactions paid the Company approximately $9.2 million. After these transactions, approximately $232.2 million in principal amount of the notes remain outstanding as of June 30, 2014.

In May 2014, the Company modified an agreement with one of the note hedge counterparties to cash settle 2.4 million warrants. In June 2014, the Company settled this repurchase for $50.8 million, funded by cash on hand and draws under the Company’s revolving credit facility, and recorded a $2.5 million loss on the change in the fair value of the warrants between the modification date and the settlement date, which is included in other gains and losses, net in the Company’s financial statements.

At June 30, 2014, the warrants covered approximately 9.6 million shares, with an adjusted strike price of $25.01 per share, which reflects the repurchases and conversions discussed above and the adjustments made in connection with the cash dividend paid by the Company to stockholders in July 2014.

Pursuant to a June 2014 agreement with one of the note hedge counterparties, in the third quarter of 2014, the Company will cash settle an additional 2.4 million warrants in the same manner as described above and recorded a similar $2.3 million loss on the change in the fair value of the warrants between the modification date and June 30, which is included in other gains and losses, net in the Company’s financial statements. After the settlement of this transaction in the third quarter of 2014, the remaining warrants will cover approximately 7.2 million shares with an adjusted strike price of $25.01 per share. The Company estimates that this repurchase will settle for approximately $57.9 million, funded by cash on hand and draws under the Company’s revolving credit facility.

The adjustments to the options and warrants were considered modifications to the terms of the agreements, and the Company recognized a charge of $5.0 million in the second quarter, which reduced net income available to common shareholders and earnings per share available to common shareholders.

Upon maturity of the Convertible Notes on October 1, 2014, the Company will settle its obligations upon conversion of each $1,000 principal amount of Convertible Notes with a specified dollar amount of $1,000 and the remainder of the conversion settlement amount in shares of common stock. Concurrently with settlement of the Convertible Notes, the Company will receive and cancel shares of its common stock pursuant to its rights under the convertible note hedge transactions with respect to its common stock (the “Purchased Options”) with counterparties affiliated with the initial purchasers of the Convertible Notes, for purposes of reducing the potential dilutive effect upon conversion of the Convertible Notes.

Balance Sheet/Liquidity Update

On June 18, 2014, the Company added an additional senior secured $400 million term loan, or Term Loan B, to its existing credit agreement. The Term Loan B matures in January 2021 and currently bears interest at a rate of LIBOR plus a 3.0 percent applicable margin, subject to a LIBOR floor of 0.75 percent.

As of June 30, 2014, the Company had total debt outstanding of $1,280.1 million and unrestricted cash of $77.8 million. As of June 30, 2014, $700.0 million of borrowings were drawn under the Company’s credit facility including the new Term Loan B, which was fully drawn at close, and the lending banks had issued $2.7 million in letters of credit, which left $697.3 million of availability for borrowing under the credit facility.

Guidance

The Company is maintaining its 2014 revised guidance provided on May 6, 2014 on a consolidated as well as on a segment basis. The following business performance outlook is based on current information as of August 5, 2014. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

	Guidance
	Full Year 2014
in millions, except per share figures	Low	High
Hospitality RevPAR	5.0%	7.0%
Hospitality Total RevPAR	6.0%	8.0%
Adjusted EBITDA
Hospitality [1,2]	$273.0	$289.0
Opry and Attractions	20.0	22.0
Corporate and Other	(23.0)	(21.0)

Adjusted EBITDA	$270.0	$290.0

Adjusted FFO [3]	$177.0	$199.0
Adjusted FFO per Basic Share [3]	$3.49	$3.92
Estimated Basic Shares Outstanding	50.8	50.8

1.	Hospitality segment guidance assumes 33,400 room nights out of service in 2014 due to the renovation of rooms at Gaylord Texan. The out of service rooms do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).
2.	Estimated interest income of $12.0 million from Gaylord National bonds reported in hospitality segment guidance in 2014 and historical results in 2013.
3.	Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $41.0 to $43.0 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR”, “Non-GAAP Financial Measures,” “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, anticipated cost synergies and revenue enhancements from the Marriott relationship, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in profitability, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA and Adjusted FFO, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); (gain) and losses on warrant settlements; REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013. The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gains (losses) on extinguishment of debt and warrant settlements, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted FFO does not reflect the impact of these losses.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	Jun. 30,		Jun. 30,
	2014	2013	2014	2013
Revenues :
Rooms	$99,376	$96,073	$190,458	$181,582
Food and beverage	103,357	99,309	213,428	197,497
Other hotel revenue	30,197	27,449	61,247	53,333
Opry and Attractions	24,983	22,352	39,231	34,884

Total revenues	257,913	245,183	504,364	467,296

Operating expenses:
Rooms	27,910	26,564	56,460	51,651
Food and beverage	61,058	60,406	124,240	121,654
Other hotel expenses	67,816	68,583	138,846	138,151
Management fees	3,952	3,724	7,863	7,193

Total hotel operating expenses	160,736	159,277	327,409	318,649
Opry and Attractions	15,411	14,629	27,682	25,915
Corporate	6,048	6,636	12,755	13,302
REIT conversion costs	—	5,420	—	20,412
Casualty loss	—	17	—	49
Impairment and other charges	—	1,247	—	1,247
Depreciation and amortization	28,232	29,054	56,235	61,063

Total operating expenses	210,427	216,280	424,081	440,637

Operating income	47,486	28,903	80,283	26,659
Interest expense, net of amounts capitalized	(15,472)	(17,424)	(31,142)	(30,747)
Interest income	3,038	3,052	6,069	6,103
Loss on extinguishment of debt	(2,148)	—	(2,148)	—
Other gains and (losses), net	(4,349)	53	(4,349)	47

Income before income taxes	28,555	14,584	48,713	2,062
Benefit (provision) for income taxes	(576)	1,784	(92)	68,076

Income from continuing operations	27,979	16,368	48,621	70,138
Income from discontinued operations, net of taxes	12	11	23	21

Net income	27,991	16,379	48,644	70,159
Loss on call spread and warrant modifications related to convertible notes	(4,952)	(4,869)	(4,952)	(4,869)

Net income available to common shareholders	$23,039	$11,510	$43,692	$65,290

Basic net income per share available to common shareholders:
Income from continuing operations	$0.45	$0.22	$0.86	$1.26
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.45	$0.22	$0.86	$1.26

Fully diluted net income per share available to common shareholders:
Income from continuing operations	$0.38	$0.18	$0.73	$0.99
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.38	$0.18	$0.73	$0.99

Weighted average common shares for the period:
Basic	50,814	51,244	50,719	51,832
Diluted (1)	60,535	64,890	60,078	65,987

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended June 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 6.0 million and 7.5 million shares of common stock, respectively. For the six months ended June 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 5.8 million and 7.7 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Jun. 30,	Dec. 31,
	2014	2013
ASSETS:
Property and equipment, net of accumulated depreciation	$2,047,962	$2,067,997
Cash and cash equivalents—unrestricted	77,843	61,579
Cash and cash equivalents—restricted	13,901	20,169
Notes receivable	150,959	148,350
Trade receivables, net	55,917	51,782
Deferred financing costs	24,498	19,306
Prepaid expenses and other assets	53,469	55,446

Total assets	$2,424,549	$2,424,629

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,280,122	$1,154,420
Accounts payable and accrued liabilities	136,906	157,339
Deferred income taxes	22,282	23,117
Deferred management rights proceeds	184,885	186,346
Dividends payable	28,575	25,780
Derivative liabilities	55,989	—
Other liabilities	120,575	119,932
Stockholders’ equity	595,215	757,695

Total liabilities and stockholders’ equity	$2,424,549	$2,424,629

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
	2014		2013		2014		2013
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$257,913		$245,183		$504,364		$467,296
Net income	$27,991		$16,379		$48,644		$70,159
Income from discontinued operations, net of taxes	(12)		(11)		(23)		(21)
Provision (benefit) for income taxes	576		(1,784)		92		(68,076)
Other (gains) and losses, net	4,349		(53)		4,349		(47)
Net loss on the extinguishment of debt	2,148		—		2,148		—
Interest expense, net	12,434		14,372		25,073		24,644
Depreciation & amortization	28,232		29,054		56,235		61,063

EBITDA	75,718	29.4%	57,957	23.6%	136,518	27.1%	87,722	18.8%
Non-cash lease expense	1,371		1,398		2,741		2,797
Equity-based compensation	1,447		1,773		2,728		3,167
Impairment charges	—		1,247		—		1,247
Interest income on Gaylord National bonds	3,031		3,051		6,062		6,099
Other gains and (losses), net	(4,349)		53		(4,349)		47
Loss on warrant settlements	4,496		—		4,496		—
Gain on disposal of assets	(152)		(53)		(152)		(52)
Casualty loss	—		17		—		49
REIT conversion costs	—		5,420		—		20,412

Adjusted EBITDA	$81,562	31.6%	$70,863	28.9%	$148,044	29.4%	$121,488	26.0%

Hospitality segment
Revenue	$232,930		$222,831		$465,133		$432,412
Operating income	46,191		35,542		86,207		53,203
Depreciation & amortization	26,003		25,528		51,517		52,329
Non-cash lease expense	1,371		1,398		2,741		2,797
Impairment charges	—		1,247		—		1,247
Interest income on Gaylord National bonds	3,031		3,051		6,062		6,099
Other gains and (losses), net	(5)		53		(5)		47
Gain on disposal of assets	—		(53)		—		(52)
REIT conversion costs	—		1,237		—		6,984

Adjusted EBITDA	$76,591	32.9%	$68,003	30.5%	$146,522	31.5%	$122,654	28.4%

Opry and Attractions segment
Revenue	$24,983		$22,352		$39,231		$34,884
Operating income	8,341		6,371		8,893		6,181
Depreciation & amortization	1,231		1,319		2,656		2,685
Equity-based compensation	126		133		257		262
Other gains and (losses), net	152		—		152		—
Gain on disposal of assets	(152)		—		(152)		—
REIT conversion costs	—		33		—		103

Adjusted EBITDA	$9,698	38.8%	$7,856	35.1%	$11,806	30.1%	$9,231	26.5%

Corporate and Other segment
Operating loss	(7,046)		(13,010)		(14,817)		(32,725)
Depreciation & amortization	998		2,207		2,062		6,049
Equity-based compensation	1,321		1,640		2,471		2,905
Other gains and (losses), net	(4,496)		—		(4,496)		—
Loss on warrant settlements	4,496		—		4,496		—
Casualty loss	—		17		—		49
REIT conversion costs	—		4,150		—		13,325

Adjusted EBITDA	$(4,727)		$(4,996)		$(10,284)		$(10,397)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2014	2013	2014	2013
Consolidated
Net income (1)	$27,991	$16,379	$48,644	$70,159
Depreciation & amortization	28,232	29,054	56,235	61,063
Losses on sale of real estate assets	—	(53)	—	(52)

FFO	56,223	45,380	104,879	131,170
Capital expenditures (2)	(9,604)	(7,126)	(19,393)	(14,873)
Non-cash lease expense	1,371	1,398	2,741	2,797
Impairment charges	—	1,654	—	1,786
Loss on extinguishment of debt	2,148	—	2,148	—
Loss on warrant settlements	4,496	—	4,496	—
Write-off of deferred financing costs	—	1,301	—	1,845
Amortization of deferred financing costs	1,415	1,477	2,836	2,642
Amortization of debt discounts	2,755	3,744	6,028	7,337
Noncash tax benefit resulting from REIT conversion	—	923	—	(60,417)

Adjusted FFO (1)	$58,804	$48,751	$103,735	$72,287

REIT conversion costs (tax effected)	—	2,749	—	14,087

Adjusted FFO excluding REIT conversion costs (1)	$58,804	$51,500	$103,735	$86,374

FFO per basic share	$1.11	$0.89	$2.07	$2.53
Adjusted FFO per basic share	$1.16	$0.95	$2.05	$1.39
Adjusted FFO (excl. REIT conversion costs) per basic share	$1.16	$1.00	$2.05	$1.67
FFO per diluted share (3)	$0.93	$0.70	$1.75	$1.99
Adjusted FFO per diluted share (3)	$0.97	$0.75	$1.73	$1.10
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$0.97	$0.79	$1.73	$1.31

(1)	As the impact of the loss on the call spread and warrant modifications related to our convertible notes does not represent a charge to net income, net income, adjusted FFO and adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended June 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 6.0 million and 7.5 million shares of common stock, respectively. For the six months ended June 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 5.8 million and 7.7 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Jun. 30,		Six Months Ended Jun. 30,
	2014	2013	2014	2013
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	74.3%	73.9%	72.4%	70.7%
Average daily rate (ADR)	$181.44	$176.33	$179.50	$175.15
RevPAR	$134.85	$130.37	$129.94	$123.88
OtherPAR	$181.24	$171.92	$187.40	$171.05
Total RevPAR	$316.09	$302.29	$317.34	$294.93
Revenue	$232,930	$222,831	$465,133	$432,412
Adjusted EBITDA	$76,591	$68,003	$146,522	$122,654
Adjusted EBITDA Margin	32.9%	30.5%	31.5%	28.4%
Gaylord Opryland
Occupancy	76.4%	70.6%	72.5%	70.5%
Average daily rate (ADR)	$166.71	$158.78	$168.05	$158.06
RevPAR	$127.34	$112.12	$121.79	$111.44
OtherPAR	$146.08	$138.05	$154.68	$145.80
Total RevPAR	$273.42	$250.17	$276.47	$257.24
Revenue	$71,710	$65,707	$144,220	$134,315
Adjusted EBITDA	$24,909	$19,171	$48,293	$40,404
Adjusted EBITDA Margin	34.7%	29.2%	33.5%	30.1%
Gaylord Palms
Occupancy	72.3%	78.3%	78.1%	79.1%
Average daily rate (ADR)	$169.35	$165.06	$176.57	$171.71
RevPAR	$122.41	$129.18	$137.86	$135.79
OtherPAR	$194.03	$202.13	$226.83	$214.78
Total RevPAR	$316.44	$331.31	$364.69	$350.57
Revenue	$40,487	$42,389	$92,809	$88,831
Adjusted EBITDA	$10,628	$11,849	$28,948	$24,635
Adjusted EBITDA Margin	26.3%	28.0%	31.2%	27.7%
Gaylord Texan
Occupancy	65.1%	73.4%	68.1%	70.8%
Average daily rate (ADR)	$184.35	$177.18	$182.88	$176.20
RevPAR	$120.03	$129.99	$124.53	$124.75
OtherPAR	$196.96	$189.70	$222.10	$199.46
Total RevPAR	$316.99	$319.69	$346.63	$324.21
Revenue	$43,587	$43,934	$94,799	$88,615
Adjusted EBITDA	$13,739	$11,570	$29,038	$23,813
Adjusted EBITDA Margin	31.5%	26.3%	30.6%	26.9%
Gaylord National
Occupancy	79.5%	75.9%	71.8%	65.8%
Average daily rate (ADR)	$217.43	$217.66	$206.23	$213.74
RevPAR	$172.91	$165.28	$147.99	$140.73
OtherPAR	$233.56	$207.59	$204.34	$178.32
Total RevPAR	$406.47	$372.87	$352.33	$319.05
Revenue	$73,829	$67,726	$127,288	$115,262
Adjusted EBITDA	$26,202	$24,470	$38,593	$32,462
Adjusted EBITDA Margin	35.5%	36.1%	30.3%	28.2%
The Inn at Opryland (1)
Occupancy	75.9%	75.1%	70.8%	65.9%
Average daily rate (ADR)	$114.94	$108.50	$111.28	$108.75
RevPAR	$87.25	$81.47	$78.76	$71.66
OtherPAR	$33.09	$30.10	$30.94	$26.64
Total RevPAR	$120.34	$111.57	$109.70	$98.30
Revenue	$3,317	$3,075	$6,017	$5,389
Adjusted EBITDA	$1,113	$943	$1,650	$1,340
Adjusted EBITDA Margin	33.6%	30.7%	27.4%	24.9%

(1)	Includes other hospitality revenue and expense.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE RANGE
	FOR FULL YEAR 2014
(in thousands)	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$83,000	$103,000
Provision (benefit) for income taxes	(4,000)	(4,000)
Other (gains) and losses, net	(2,400)	(2,400)
Interest expense	64,000	64,000
Interest income	(12,000)	(12,000)

Operating Income	128,600	148,600
Depreciation and amortization	115,500	115,500

EBITDA	244,100	264,100
Non-cash lease expense	5,500	5,500
Equity based compensation	6,000	6,000
Other gains and (losses), net	2,400	2,400
Interest income	12,000	12,000

Adjusted EBITDA	$270,000	$290,000

Hospitality Segment
Operating Income	$149,100	$165,100
Depreciation and amortization	104,000	104,000

EBITDA	253,100	269,100
Non-cash lease expense	5,500	5,500
Equity based compensation	—	—
Other gains and (losses), net	2,400	2,400
Interest income	12,000	12,000

Adjusted EBITDA	$273,000	$289,000

Opry and Attractions Segment
Operating Income	$14,000	$16,000
Depreciation and amortization	5,500	5,500

EBITDA	19,500	21,500
Non-cash lease expense	—	—
Equity based compensation	500	500
Interest income	—	—

Adjusted EBITDA	$20,000	$22,000

Corporate and Other Segment
Operating Income	$(34,500)	$(32,500)
Depreciation and amortization	6,000	6,000

EBITDA	(28,500)	(26,500)
Non-cash lease expense	—	—
Equity based compensation	5,500	5,500
Interest income	—	—

Adjusted EBITDA	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.
Net income	$83,000	$103,000
Depreciation & amortization	115,500	115,500
Capital expenditures	(43,000)	(41,000)
Non-cash lease expense	5,500	5,500
Amortization of debt premiums/disc.	10,000	10,000
Amortization of DFC	6,000	6,000

Adjusted FFO	$177,000	$199,000